Ex 99.1

SILVERLEAF RESORTS, INC.
UPDATES HURRICANE IKE IMPACT

DALLAS, TX—September 17, 2008--Silverleaf Resorts, Inc. (NASDAQ: SVLF) today provided the following updated report on the effects of Hurricane Ike.

As previously announced, Hurricane Ike made landfall on Saturday, September 13, 2008, along the Texas coast near Silverleaf’s Seaside Resort in Galveston, Texas.  Although a complete assessment of the damage to Seaside Resort has not yet been possible, Silverleaf representatives along with other home and business owners were granted limited access to Galveston Island on Tuesday, September 16th.  While there does not appear to be any structural or substantial flood damage to the interiors of any of the buildings at the resort, wind damage to exteriors and roofs was observed as well as a fair amount of sediment and debris that will need to be removed from the resort.  Although the timing for public repairs to infrastructure, including utilities, on Galveston Island remains uncertain at this time, the Company believes it will be able to reopen its Seaside Resort fairly quickly once such infrastructure repairs are complete and the public is permitted to return.

Further inland, Silverleaf’s Piney Shores Resort north of Houston also sustained wind damage and remains without electrical power.  However, the resort is expected to be fully operational as soon as electricity is restored.

The Company has not been able to assess the extent to which the impact of the hurricane will affect future results.  The Company will release updated information as it becomes available.  The Company maintains property and business interruption insurance related to hurricane losses sustained at both affected resorts.

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated.  The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors.  These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2007 Annual Report on Form 10-K filed on March 12, 2008.

For more information or to visit our website, click here: http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166  x2218